EXECUTION VERSION

October 31, 2022
$50,000,000
Senior Secured Revolving Credit Facility
Commitment Letter

Quotient Technology, Inc.
1260 East Stringham Avenue, 6th Floor
Salt Lake City, UT, 84106
Attention: Matt Krepsik, CEO
Dear Mr. Krepsik:
You have requested that PNC Bank, National Association (“PNC”) provide a senior-secured revolving credit facility (the “Credit Facility”) to Quotient Technology, Inc. (the “Company”, and together with those of its Subsidiaries that, as contemplated by the Term Sheet, will be parties to the Credit Facility as borrowers, collectively, the “Borrower”) with an aggregate of $50,000,000 in senior secured financing, the proceeds of which will be used to (a) provide some or all of the funding for the repayment of the Company’s convertible notes due 2022, (b) pay fees and expenses related to the establishment of the Credit Facility, the establishment of a new senior secured term loan facility substantially contemporaneously with the establishment of the Credit Facility, and the repayment of the convertible notes, and (c) provide for the ongoing working capital needs of the Company and other general corporate purposes of Company and its subsidiaries (including for capital expenditures, permitted investments, permitted acquisitions, and any other purpose not prohibited by the Credit Documentation).
1)Commitments; Administrative Agent
PNC is pleased to advise Borrower of its commitment to provide the Credit Facility to the Borrower. This letter and the Summary of Term (the “Term Sheet”) attached hereto as Exhibit A (hereinafter collectively, this “Commitment Letter”) set forth the principal terms and conditions on and subject to which PNC is willing to make available the Credit Facility
It is agreed that PNC (or an affiliate thereof) will act as sole administrative agent and sole collateral agent for the Revolving Facility (in such capacity, the “Agent”).
2)Information Requirements.
The Company, on behalf of itself and its direct and indirect Subsidiaries, represents and warrants that: (i) all information and other written materials concerning the Company and/or its subsidiaries (other than financial projections referred to in clause (ii) below, other forward-looking information and information of a general economic or industry specific nature) that has been or will hereafter be made available to PNC by the Borrower, Houlihan Lokey Capital Inc., or any of their respective employees, agents, or representatives in connection with any aspect of the transactions contemplated hereby, is, or when delivered will be, when considered as a whole together with the Company’s filings with the Securities and Exchange Commission, complete and correct in all material respects and does not, or will not when delivered and when taken as a whole, contain any untrue statement of a material fact or omit to
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state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been made (after giving effect to all supplements and updates thereto from time to time) and (ii) all financial projections concerning the Borrower that have been or will be prepared by the Borrower or Houlihan Lokey Capital Inc. (the “Projections” and together with the information described in clause (i) above, the “Information Materials”) and made available to PNC have been or will be prepared in good faith (x) based upon reasonable assumptions; it being understood, methods and tests stated therein which are believed by the Company and its Subsidiaries and their respective affiliates to be reasonable at the time prepared and at the time the Projections were furnished and (y) information believed by the Company and its Subsidiaries and their respective affiliates to have been accurate based upon the information available to them at the time of delivery thereof (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company or any of its Subsidiaries, (iii) the Projections are not a guarantee of performance and (iv) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). Subject to the confidentiality requirements below, the Company, on behalf of itself and its direct and indirect Subsidiaries, agrees that, if at any time prior to the date of closing and effectiveness of the Credit Facility (the “Closing Date”), it becomes aware that any of the representations and warranties in this paragraph would be incorrect in any material respect if the Information Materials were being furnished, and such representations and warranties were being made, at such time, then it shall promptly update the Information materials as necessary to make the foregoing representations and warranties in this paragraph to be complete and correct in all material respects on the Closing Date. In issuing this commitment, PNC is using and relying on the Information Materials without independent verification thereof.

The Company, on behalf of itself and its direct and indirect Subsidiaries, agrees that, except as contemplated herein or in the Term Sheet, neither the Company nor any of its subsidiaries shall (i) enter into any acquisitions, (ii) enter into any other credit facilities, or (iii) issue any indebtedness for borrowed money, whether syndicated, publicly or privately placed, if such acquisition, credit facility or issuance might, in PNC’s reasonable judgment, have a detrimental effect on the consummation of the Credit Facility, and will advise PNC immediately if any such acquisition, credit facility or issuance is contemplated (provided that, nothing in this sentence shall or is intended to or shall be construed to apply to or restrict the ability of the Company and its Subsidiaries to enter into and consummate (substantially contemporaneously with the occurrence of Closing Date) the New Term Loan Facility described and contemplated by the Term Sheet).

3)Conditions to Financing.
PNC’s obligations are conditioned on, among other things, the negotiation, execution and delivery of definitive loan documents (the “Credit Documentation”) consistent with the Term Sheet and otherwise in form and content satisfactory to the Company and PNC. A failure by PNC or the Company to agree reasonably in the Credit Documentation to terms not otherwise set forth in the Term Sheet (including terms indicated in the Term Sheet as to be determined) will not constitute a breach of the commitment set forth in this Commitment Letter.
PNC’s commitment to provide the proposed Credit Facility is further subject to: (i) the conditions precedent set forth in the Term Sheet, (ii) the accuracy and completeness in all material respects of all representations that the Borrower make to PNC and all information that the Company and its Subsidiaries furnish to PNC; and (iii)  compliance by the Company and its Subsidiaries with the terms of this Commitment Letter, including, without limitation, the payment in full of all reasonable and documented fees, expenses and other amounts payable hereunder. PNC may terminate its commitment hereunder if any event occurs or information becomes available that, in its reasonable judgment, results in the failure to satisfy any condition set forth in this paragraph.
4)Fees; Indemnification and Expenses.
(a)    The Company, on behalf of itself and its direct and indirect Subsidiaries, agrees (jointly and severally as among the Company and its Subsidiaries) to pay the fees set forth in the Term Sheet, in
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accordance with the terms therein. The Company, on behalf of itself and its direct and indirect Subsidiaries, also agrees (jointly and severally as among the Company and its Subsidiaries) to reimburse PNC from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (whether incurred before or after the date hereof) which PNC may incur while performing services hereunder, including in connection with the negotiation, preparation, due diligence, execution, delivery and enforcement of this Commitment Letter and the Credit Documentation (the “Expenses”). These Expenses include, without limitation, reasonable fees and expenses of legal counsel (including, as necessary, of one local counsel to PNC in Israel and each other relevant foreign/local jurisdiction), appraisers, experts and consultants. Because PNC will incur these expenses even if the Credit Facility is not consummated for any reason, this expense reimbursement agreement is unconditional. The Company, on behalf of itself and its direct and indirect Subsidiaries, acknowledges that PNC, in its sole discretion, may require customer, vendor and credit reference checks as well as liens and tax liens, judgment searches, and background reports of the Company and its Subsidiaries, and certain key individuals associated with the Company and its Subsidiaries. In connection with that certain proposal letter between PNC and the Company previously executed by PNC and the Company in contemplation of the Credit Facility (the “Proposal Letter”), the Company paid to PNC a Deposit Fee of $50,000 as a prepayment in respect of the Expenses. In the event that the Borrower does not proceed with the Credit Facility or accepts a commitment from, or otherwise proceeds with a similar financing transaction with another lender or financing source, the Deposit Fee will be deemed earned in its entirety.

    (b)    The Company, on behalf of itself and its direct and indirect Subsidiaries, further agrees (jointly and severally as among the Company and its Subsidiaries) to indemnify and hold harmless PNC and its affiliates and each of their respective directors, officers, employees, advisors and agents (each an “Indemnified Person”) from and against (and will reimburse each Indemnified Person as the same are incurred for) any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of legal counsel), joint or several, which may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any threatened or actual investigation, litigation or other proceeding or preparation of a defense in connection therewith, whether or not such Indemnified Person is a party thereto), in each case arising out of or in connection with: (a) this Commitment Letter or (b) any other transaction contemplated hereby, but excluding any of the foregoing claimed by any Indemnified Person to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Person, or a material breach of any obligations of such Indemnified Person under this Commitment Letter or (ii) any dispute solely among the Indemnified Persons (other than any claims against an Indemnified Person in its capacity as the Agent) that does not arise out of any act or omission of the Borrower, any of its Subsidiaries or any of its respective affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company or any of its Subsidiaries, any of their directors, security holders or creditors, an Indemnified Person or any other person or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Neither party to this letter shall be responsible or liable to the other party or any other person for indirect, punitive, or consequential damages which may be alleged as a result of this letter, the Preliminary Term Sheet or any of the transactions contemplated hereby, provided that nothing contained in clause (ii) above shall limit the indemnity and reimbursement obligations of the Company and its Subsidiaries to the extent set forth in this Section 4 in respect of any third-party claims alleging such indirect, special, punitive or consequential damages against any Indemnified Person.

5)Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities

The Company, on behalf of itself and its direct and indirect Subsidiaries, acknowledges that PNC and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities) to other persons in respect of which the Company and its Subsidiaries and/or their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of PNC nor its affiliates will use confidential information obtained from the Company or any of its Subsidiaries, Houlihan Lokey Capital Inc., or their respective affiliates by virtue of the transactions contemplated by this Commitment Letter in connection with the performance by them or their affiliates of services for other persons, and neither PNC nor its affiliates will furnish any such
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information to other persons in contravention of Section 6 hereof. The Company, on behalf of itself and its direct and indirect Subsidiaries, also acknowledges that neither PNC nor its affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Company or any of its Subsidiaries, confidential information obtained by them from other persons.
PNC and its affiliates may have economic interests that conflict with those of the Company and its Subsidiaries and their respective affiliates and may be engaged in a broad range of transactions that involve interests that differ from the Company and its Subsidiaries and their respective affiliates and PNC has no obligation to disclose any of such interests to the Company or any of its Subsidiaries or any of their affiliates. The Company, on behalf of itself and its direct and indirect Subsidiaries, agrees that PNC will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between PNC or any of its affiliates, on the one hand, and the Company or any of its Subsidiaries, Houlihan Lokey Capital Inc., or any of their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the PNC and its affiliates, on the one hand, and the Company and its Subsidiaries, on the other, (ii) in connection therewith and with the process leading to such transaction PNC and its affiliates are acting solely as principals and not as agents or fiduciaries of the Company and its Subsidiaries, and the management, equityholders, creditors or affiliates of the Company and its Subsidiaries or any other person, (iii) PNC and its affiliates have not assumed an advisory or fiduciary responsibility or any other obligation in favor of the Company or any of its Subsidiaries or any of their affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether PNC or any of its affiliates has advised or is currently advising the Company or any of its Subsidiaries on other matters) except the obligations expressly set forth in this Commitment Letter and (iv) the Company and its Subsidiaries have consulted their own legal and financial advisors to the extent they deemed appropriate. The Company, on behalf of itself and its direct and indirect Subsidiaries, further acknowledges and agrees that (a) the Company and its Subsidiaries are responsible for making their own independent judgment with respect to such transactions and the process leading thereto, (b) the Company and its Subsidiaries are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and (c) PNC and its affiliates have provided no legal, accounting, regulatory or tax advice and the Company and its Subsidiaries contacted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. The Company, on behalf of itself and its direct and indirect Subsidiaries, agrees that the Company and its Subsidiaries will not claim that PNC or any of its affiliates have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Company and its Subsidiaries or their affiliates, in connection with such transaction or the process leading thereto.

6)Confidentiality.

The Company, on behalf of itself and its direct and indirect Subsidiaries, agrees that none of the Company or any of its Subsidiaries will disclose, directly or indirectly, this Commitment Letter (including the Term Sheet) or any of the contents hereof, or the activities of PNC pursuant hereto, to any person or entity without PNC’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), except (a) the Company and its Subsidiaries may disclose this Commitment Letter and the contents hereof to their respective affiliates and their respective officers, directors, members, partners, agents, employees, attorneys, accountants, and advisors (including Houlihan Lokey Capital Inc.) who are informed of the confidential nature of this Commitment Letter and the contents hereof, (b) if PNC consents in writing to such proposed disclosure, (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities based on the advice of counsel (in which case the Company and its Subsidiaries agree, to the extent practicable and not prohibited by applicable law, to inform PNC promptly thereof prior to disclosure), (d) the Company and its Subsidiaries may disclose the aggregate fee amounts contained in the Term Sheet as part of Projections, pro forma information ,or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Revolving Facility or in any public filing relating to the Transactions or in any funds flow memorandum for the Transactions, (e) the Company and its Subsidiaries may disclose this
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Commitment Letter and the contents hereof to the extent this Commitment Letter or the contents hereof become publicly available other than by reason of disclosure in breach of this Commitment Letter, (f) the Company and its Subsidiaries may disclose this Commitment Letter and the contents hereof to the extent necessary to enforce their rights and remedies hereunder and (g) the company and its Subsidiaries may disclose this Commitment Letter, including the Term Sheet or any of the contents hereof after the Company’s acceptance hereof in connection with any public filing relating to the Transactions. The provisions of this paragraph shall terminate two (2) years after the date hereof.
PNC and its affiliates will use all information provided to it or such affiliates by or on behalf of the Company and its Subsidiaries hereunder or in connection with the Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent PNC and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements) or compulsory legal process based on the advice of counsel (in which case PNC agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over PNC or any of its affiliates (in which case PNC agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation to inform the Company promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by PNC or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to the Company and its Subsidiaries or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is independently developed or is received by PNC or its affiliates from a third party that is not, to PNC’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Company and its Subsidiaries or any of their respective affiliates or related parties, (e) to the extent that such information is independently developed by the PNC or its affiliates, (f) to PNC’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents or representatives who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential (with PNC responsible for such person’s compliance with this paragraph), (g) for purposes of enforcing its rights hereunder in any legal proceedings, or (h) with the prior written consent of the Company; provided, in each case. The obligations of PNC and its affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Credit Documents upon the occurrence of the Closing Date; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary of the date hereof.

    (b)    This Commitment Letter is solely for the benefit of the Company and its Subsidiaries and no other person or entity shall obtain any rights hereunder or be entitled to rely or claim reliance upon the terms and conditions hereof.

7)Acceptance and Termination.

PNC’s commitment hereunder will expire on November 2, 2022, unless on or before that date the Company (x) delivers to PNC an executed counterpart (which may be delivered by email delivery of a PDF or other electronic image thereof) of this Commitment Letter and (y) remits and pays to PNC the Commitment Fee described in the Term Sheet. Thereafter, PNC’s commitment under this Commitment Letter will expire on the earlier of (a) January 19, 2023, if the Credit Facility has not closed on or before that date, and (b) upon the closing of the Credit Facility. These expiration dates may only be extended in writing by PNC.

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8.    Patriot Act.

PNC hereby notifies Borrower that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, its Subsidiaries, and their affiliates and subsidiaries, which information may include their names and addresses, and other information that will allow PNC to identify any of them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for PNC.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each customer, including organizations and businesses, that opens an account. What this means for you: When you open an account, we will ask for your name, address, taxpayer identifying number and other information that will allow us to identify you, such as articles in incorporation. For some businesses and organizations, we may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization

9.    Survival of Obligations.

The provisions of Sections 2, 4, 5, 6 and 10 hereof shall survive the termination of the undertakings of PNC hereunder, provided that the obligations of the Company and its Subsidiaries hereunder (other than their obligations with respect to confidentiality of this Commitment Letter and the contents hereof) shall automatically terminate and be superseded by the provisions of the Credit Documentation on the Closing Date, and the Company and its Subsidiaries shall automatically be released from all liability in connection therewith at such time.

10.    Miscellaneous.

    (a)     This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the State of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby (whether based on contract, tort or any other theory) and (ii) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the State of New York.

    (b)     This Commitment Letter may not be assigned by the Company or any of its Subsidiaries and no rights of the Company or any of its Subsidiaries hereunder may be transferred and no obligations may be delegated without the prior written consent of PNC.

    (c)     This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by email delivery of a PDF or other electronic image thereof shall be as effective as delivery of an original executed counterpart of this Commitment Letter.

    (d)     The letter may not be amended or modified, or any provisions hereof waived, except by a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

    (e)     The Company, on behalf of itself and its direct and indirect Subsidiaries, acknowledges and agrees that PNC is not advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company and its Subsidiaries shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and PNC shall have no responsibility or liability to the Company or any of its Subsidiaries with respect thereto. Any review by PNC of the Company or any of its Subsidiaries, the transactions contemplated hereby or other matters
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relating to such transactions will be performed solely for the benefit of PNC and shall not be on behalf of the Company or any of its Subsidiaries.

    (f)     When accepted, this Commitment Letter constitutes the entire agreement between PNC and the Company and its Subsidiaries concerning the Credit Facility and replaces all prior understandings, statements and negotiations (specifically including without limitation the Proposal Letter).

    (g)     The Company, on behalf of itself and its direct and indirect Subsidiaries, hereby authorizes PNC at its expense, after providing prior notice thereof to the Company, to reference the Credit Facility in connection with marketing, press release or other transactional announcements or updates; provided that the content of any such marketing, press release or other transactional announcements or updates shall be reasonably acceptable to the Company (it being understood that tombstones referencing the Credit Facility, or inclusion of the Credit Facility on lists or in other formats, in each case providing the same information as is typically included on tombstones, shall not require prior notice thereof to, or acceptance by, the Company).

    If the foregoing accurately sets forth your understanding, please indicate your acceptance hereof by returning it an executed counterpart (which may be delivered by email delivery of a PDF or other electronic image thereof) of this Commitment Letter to Karl Brier (karl.brier@pnc.com) and Victor Cortes Victor.Cortes@pnc.com. If the Company elect to deliver its executed counterpart to this Commitment Letter by email, please arrange for the executed original to follow by next-day courier (although failure of the Company to do so shall not impact or affect in any way the binding nature of the delivery by the Company of its executed counterpart via email delivery of a PDF or other electronic image thereof)
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.

Very truly yours,
PNC BANK, NATIONAL ASSOCIATION
By:    /s/ Karl R. Brier____________________
    Name: Karl R. Brier
    Title: Senior Vice President

Accepted and agreed to:
Quotient Technology, Inc.

By:    /s/ Yuneeb Khan
Name: Yuneeb Khan
Title: Chief Financial Officer
[Executed and Delivered November 2, 2022]

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EXHIBIT A
CREDIT FACILITY
SUMMARY OF TERMS
Set forth below is a summary of the principal terms for the Credit Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Quotient Technology, Inc. (the “Borrower”).
Guarantors:
All obligations of the Borrower under the Credit Facility and under any currency, interest rate protection or other hedging agreement (a “Secured Hedging Agreement”) and any cash management arrangement (a “Secured Cash Management Arrangement”), in each case entered into with a Lender (as defined below), the Agent (as defined below) or any other person that is an affiliate of a Lender or Agent at the time such transaction is entered into or identified to the Agent (collectively, the “Obligations”, and all such persons to which any Obligations are owed at any time, collectively, the “Finance Parties”) will be unconditionally guaranteed on a senior basis (the “Guaranty”) by (a) all existing and future direct and indirect US Subsidiaries of the Company and (b) existing and future Non-US Subsidiaries organized under the laws of Israel, the United Kingdom and such other foreign jurisdictions as the parties shall mutually agree (collectively, the “Subsidiary Guarantors” or the “Guarantors”; the Guarantors, together with the Borrower, the “Loan Parties”), other than (collectively, the “Excluded Subsidiaries”):

(a)any subsidiary (i) that is prohibited from providing a Guaranty by any law or regulation, and (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guaranty (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) (unless such consent, approval, advice (including but not limited to any works council’s advice), license or authorization has been obtained after commercially reasonable efforts by Loan Parties), and

(a)any material Non-US Subsidiary to the extent that the burden or cost of providing a Guaranty outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Agent.
For the avoidance of doubt, each of Ubimo Limited (a direct Subsidiary of the Company organized under the laws of Israel) and Ubimo, Inc. (a direct Subsidiary of Ubimo Limited (and indirect Subsidiary of Ubimo Limited) organized under the laws of Delaware) shall be Loan Parties under the Credit Facility.

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For purposes of the Credit Documentation,
(a) “US Subsidiary” means any direct or indirect subsidiary of the Company organized under the laws of the United States, any state thereof, or the District of Columbia.
(b) “Non-US Subsidiary” means any direct or indirect subsidiary of the Company other than a US Subsidiary.

Agent and Collateral Agent:	PNC Bank, National Association (“PNC Bank”) will act as the sole and exclusive Agent and collateral agent for the Lenders (in such capacities, the “Agent”).
Lenders:
PNC Bank, plus any other banks, financial institutions and other entities party to the Credit Documentation on the Closing Date as a lender, as may be mutually agreed by Lender and Borrower (collectively, and together with any party that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “Lenders”)..

SENIOR SECURED ASSET-BASED REVOLVING LOAN FACILITY
Type and Amount:
An asset-based revolving loan facility (the “Revolving Credit Facility”), made available to the Borrower in an initial aggregate principal amount of $50.0 million (the “Revolving Credit Commitments” and loans thereunder, the “Revolving Loans”).

Availability:
The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date, subject to the limitations set forth under “Use of Proceeds” below, and ending on the Revolving Credit Maturity Date (as defined below).

Revolving Loans shall be available to the Borrower in U.S. Dollars.
Borrowing Base:	The “Borrowing Base” shall, at any time, equal the sum of the following as set forth in the most recently delivered Borrowing Base Certificate (as defined below):
a) Up to 90% of Eligible Standard Investment Grade Accounts Receivable aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due; plus

b) Up to 90% of Eligible Approved Investment Grade Accounts Receivable aged less than 30 days past due (not to exceed 150 days from invoice date), cross aged on the basis of 50% or more past due (Eligible Approved “Investment Grade” Accounts will be defined as AR that (i) satisfies all applicable criteria for Eligible Standard “Investment Grade” Account (other than aging limitations) and (ii) is owing from an account debtor/customer approved by PNC as an account debtor/customer for which extended payment terms are eligible – at closing, Eligible Approved “Investment Grade” Accounts Receivable approved account debtors/customers will consist of: Procter & Gamble, Johnson & Johnson, Kimberly-Clark, Colgate, Unilever, Reckitt Benckiser, Nestle, Smucker, Kellogg, Church & Dwight, Mondelez and Kraft/Heinz; plus

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c) Up to 85% of Eligible “Non-Investment-Grade” Accounts Receivable aged less than 60 days past due (not to exceed 90 days from invoice date), cross aged on the basis of 50% or more past due, minus;
d) Reserves in respect of Letters of Credit and other applicable reserves, as the Agent may establish in its Permitted Discretion

The Borrowing Base will be computed on a monthly basis pursuant to a monthly borrowing base certificate (the “Borrowing Base Certificate”) to be delivered by the Borrower to the Agent. The Borrowing Base Certificate shall be delivered within twenty (20) days after the end of each month (or, for the first three (3) months after the Closing Date, thirty (30) days after the end of each month), except that, during any Cash Dominion Period (as defined below), Borrower shall deliver a Borrowing Base Certificate on a weekly basis, to be delivered on the last Business Day of each week reporting the Borrowing Base as of the last Business Day of the prior week.
Only Accounts Receivable owing to Borrower or a “Borrowing Base Guarantor” shall be included in the Borrowing Base. (For the avoidance of doubt, no assets of any non-Loan Party Subsidiary nor of any joint venture may be included in the determination of the Borrowing Base under any circumstances.) “Borrowing Base Guarantor” shall mean each US Subsidiary of the Company that is a Guarantor/Loan Party and which is reasonably acceptable to Agent as a Borrower; provided that, the parties acknowledge that Ubimo, Inc. shall not be a Borrowing Base Guarantor unless and until Borrower and Agent shall agree otherwise in writing in their respective discretion after the Closing Date, which (without limiting the discretion of either party in such matter) shall not occur prior to the completion of a field examination/audit by Agent with respect to Ubimo Inc. with results reasonably satisfactory to Agent.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable credit judgment in accordance with customary business practices of the Agent for comparable asset-based lending transactions.
“Investment-Grade” refers to a credit rating by Standard & Poor’s or Moody’s as “BBB/Baa” or higher.

The definitions of the terms “Eligible Standard Investment Grade Accounts Receivable”, “Eligible Standard Investment Grade” Accounts Receivable”, and “Eligible Non-Investment Grade Accounts Receivable”, and all other criteria for (a) eligible assets, (b) advance rates, and (c) applicable reserves and sublimits, shall be mutually agreed and set forth in the final Credit Documentation.

Amortization:	Available for borrowing and re- borrowing until maturity, subject to the Borrowing Base.

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Maturity:
The Revolving Credit Commitments shall terminate and the Revolving Loans will mature on the date that is the earlier of (x) the 5th anniversary of the Closing Date or (y) the date that is 90 days prior to the scheduled maturity date under the Term Loan Facility (as defined below) as in effect from time to time (the “Revolving Credit Maturity Date”).

Letters of Credit:
A portion of the Revolving Credit Facility, in an amount to be agreed, shall be available for the issuance of letters of credit (the “Letters of Credit”), by the Agent (or its affiliate) and, in any case with the consent of Agent in its discretion, one or more Lenders that agrees to act in such capacity and that is reasonably acceptable to the Borrower (in such capacity, each an “L/C Issuer”). No Letter of Credit shall have an expiration date after the earlier of (a) 1 year after the date of issuance (or such longer period of time as may be agreed to by the applicable L/C Issuer in its discretion) and (b) the Revolving Credit Maturity Date). Letters of Credit shall be available to be issued in U.S. Dollars. The “Maximum Undrawn Amount” (as to outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective) will be reserved against/deducted from the Borrowing Base on a dollar-for-dollar basis.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans). To the extent that the Borrower does not so reimburse the applicable L/C Issuer from its own funds on the date of any such drawing, the Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based on their respective Revolving Credit Commitments.

Use of Proceeds:
The proceeds of the Revolving Loans may be to (a) provide some or all of the funding for the repayment of the Convertible Notes, (b) pay fees and expenses related to the Transactions, and (c) provide for the ongoing working capital needs of the Borrower and other general corporate purposes of Borrower and its subsidiaries (including for capital expenditures, permitted investments, permitted acquisitions, and any other purpose not prohibited by the Credit Documentation). Proceeds of Revolving Loans may not be used for voluntary prepayments under the New Term Loan Facility described below.
The “Transactions” shall include (i) the negotiation, execution and delivery of Credit Documentation for the Revolving Credit Facility, (ii) the negotiation, execution and delivery of the credit documentation for, and funding of the loans under, a senior secured term loan facility in an amount of not less than $55 million from a term lender reasonably acceptable to the Agent (the “New Term Loan Facility”), and (iii) the repayment in full of the Company’s 1.75% Convertible Senior Notes due 2022 (the “2022 Convertible Notes”).

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Fees and Interest Rates:	At the Borrower’s option, either:

PNC Base Rate floating plus 0.75%, or
1, 3 or 6 month Term SOFR Rate plus 1.75% plus the SOFR Adjustment.

The "SOFR Adjustment" shall mean the following:
SOFR Adjustment     Interest Period
10 basis points (0.10%)     For a 1-month Interest Period
12.5 basis points (0.125%) For a 3-month Interest Period
15 basis points (0.15%)     For a 6-month Interest Period

Interest will be calculated on the daily outstandings on a 360-day year for the actual number of days elapsed.

The “Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the interest rate per annum announced from time to time by the Agent at its principal office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, (ii) the sum of Overnight Bank Funding Rate in effect on such day plus ½ of 1%, and (iii) the sum of the Daily Simple SOFR rate in effect on such day plus 100 basis points (1%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in New York, New York or East Brunswick, New Jersey; provided that when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the “Business Day” means any such day that is also a U.S. Government Securities Business Day.

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“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” means a rate of interest per annum equal to 0.00%.

“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

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“Term SOFR Rate” shall mean, with respect to any Term SOFR Rate Loan for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a benchmark replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

The Borrower shall pay Letter of Credit fees to the Lender equal to the applicable spread over the Term SOFR Rate, plus the SOFR Adjustment, on the aggregate face amount of the Letters of Credit issued under the Revolving Credit Facility. In addition, the Borrower shall pay a Letter of Credit fronting fee of 0.25% per annum to the L/C Issuer of each Letter of Credit. Such Letter of Credit fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed and will be payable quarterly in arrears. In addition, Borrower shall pay to Agent , for the benefit of the L/C Issuer of each Letter of Credit, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by such L/C Issuer and Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand
Term SOFR Replacement:
The Credit Documentation will contain customary provisions to replace Term SOFR, in circumstances, for example, where it is unascertainable or is no longer published/available, with an alternate benchmark index (together with certain related adjustments) and to permit conforming changes relating to such replacement.

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Interest Rate Protection:
The Borrower may, at their option, enter into and maintain an interest rate swap agreement (the “Hedge Agreement”), which conforms to ISDA standards and has terms and is with a counterparty reasonably satisfactory to the Agent, enabling the Borrower to protect themselves against fluctuations in interest rates with respect to a mutually agreed amount of initial and projected outstanding advances under the Revolving Credit Facility. If the Agent or a Lender is the counterparty to the Hedge Agreement, all obligations of the Borrower to the Agent arising pursuant thereto shall be secured by the Collateral. If the Agent or other Lender is not the counterparty, such Hedge Agreement shall be unsecured.

Default Rate/Default Letter of Credit Fees:	2% over the applicable rate.
Interest Payment Dates:	In the case of Base Rate Loans, monthly in arrears.

In the case of Term SOFR Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three (3) months, on each successive date three (3) months after the first day of such interest period.

Optional Prepayments of Revolving Loans:
Revolving Loans may be prepaid without premium or penalty at the option of the Borrower at any time (upon three (3) business days’ prior notice, in the case of a prepayment of Term SOFR Loans), subject to payment of customary “breakage” costs in the case of a prepayment of Term SOFR Loans prior to the last day of the relevant interest period.
Any unutilized portion of the Revolving Credit Commitments may be reduced without premium or penalty at the option of the Borrower at any time upon five (5) business day’s prior notice; provided that (i) each such reduction shall be in an amount not less than $5.0 million, and (ii) the aggregate amount of all such reductions shall not result in the Revolving Credit Commitments being less than $30.0 million at any time.

Mandatory Prepayments of Revolving Loans:
To the extent that the aggregate amount of (x) the principal balance on all Revolving Loan outstanding on any day plus (y) the Maximum Undrawn Amount for all Letters of Credit outstanding on such date plus (z) any reimbursement obligations in respect of any drawings under any Letters of Credit outstanding on such date (collectively, the “Total Revolving Outstandings”) exceeds the lesser of (x) the aggregate Revolving Credit Commitments as in effect on such day minus the aggregate amount of all Reserves established as of such date or (y) the Borrowing Base as in effect on such day (the “Line Cap”), the Borrower shall, within one (1) business day thereafter, repay the outstanding Revolving Loans (and, if there are no Revolving Loans outstanding, cash collateralize, “backstop”, or replace outstanding Letters of Credit at 100%) under the Revolving Credit Facility in an amount equal to such excess.

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COLLATERAL
The Credit Facility and any Hedge Agreements will be secured by (collectively, the “Collateral”):
(x) a first priority perfected security interest in the following (collectively, the “ABL Priority Collateral”): (a) all accounts receivable, but excluding all accounts receivable constituting identifiable proceeds of Term Priority Collateral (as defined below); (b) all chattel paper (including all electronic chattel paper and all tangible chattel paper) to the extent evidencing, governing or otherwise relating to any of the items constituting ABL Priority Collateral under clause (a) above or clause (c) below; (c)    all inventory (including, for the avoidance of doubt, inventory that is or becomes branded, or produced through the use or other application of, any intellectual property); (d) all deposit accounts and commodity accounts (in each case, other than the asset sales proceeds accounts) and all money or other assets (including all cash equivalents) contained in, or credited to, or arising from any such deposit accounts or commodity accounts (in each case, except to the extent constituting identifiable proceeds of Term Priority Collateral); (e) (i) the ABL Share of the proceeds of business interruption insurance policies and (ii), to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (a) through (d) above, rights under insurance policies (other than business interruption insurance policies) regardless of whether the ABL Agent is the loss payee thereof (in each case, except to the extent constituting identifiable proceeds of Term Priority Collateral); (f) to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (a) through (d) above: (i) general intangibles (excluding (x) goodwill and (y) intellectual property), (ii) instruments (including promissory notes), (iii) commercial tort claims and (iv) documents; (g) all collateral and guarantees given by any other Person with respect to any of the foregoing; (h) all supporting obligations (including letter-of-credit rights) and all proceeds of any of the foregoing, including proceeds consisting of commercial tort claims and payment intangibles arising from the disposition or other collection of ABL Priority Collateral described in clauses (a), (b), (c), (d), (e), (f) or (g) above; and (i) all books and records to the extent relating to any of the foregoing.
"ABL Share" shall mean the pro rata share, measured at the time of receipt of proceeds of business interruption insurance, based upon a fraction the numerator of which is the outstanding principal balance of the ABL obligations at such time and the denominator of which is the sum of the outstanding principal balance of the obligations under the Revolving Credit Facility at such time and the outstanding principal balance of the obligations under the New Term Loan Facility at such time.
Notwithstanding the foregoing, the term "ABL Priority Collateral" shall not include any assets included in the definition of the term "Term Priority Collateral".
and

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(y) a second priority (subject only to security interests/lines securing the New Term Loan Facility, subject to the Intercreditor Agreement as referenced below) perfected security interest in all property and assets (tangible and intangible) other than the ABL Priority Collateral (collectively, the “Term Loan Priority Collateral”), including: (a) all equipment and all real property and interests therein (including both fee and leasehold interests) and all fixtures; (b) all intellectual property; (c) all capital stock and other investment property; (d)    except to the extent constituting ABL Priority Collateral under clause (f) of the definition of the term "ABL Priority Collateral", all instruments, documents, general intangibles (including goodwill), databases, customer lists, and tax refunds; (e) except to the extent constituting ABL Priority Collateral under clause (f) of the definition of the term "ABL Priority Collateral", all commercial tort claims; (f) all asset sales proceeds accounts and all money, financial assets, securities entitlements or other assets contained in, or credited to, or arising from any such asset sales proceeds accounts (in each case, except to the extent constituting identifiable proceeds of ABL Priority Collateral); (g) the Term Share of the proceeds of business interruption insurance policies and (ii) all rights under insurance policies (other than business interruption insurance policies) not relating to ABL Priority Collateral (regardless of whether the Term Agent is the loss payee thereof); (j) all collateral and guarantees given by any other Person with respect to any of the foregoing; (k) all supporting obligations (including letter-of-credit rights) and all proceeds of any of the foregoing; and (l)    all books and records to the extent relating to any of the foregoing.
"Term Share" shall mean the pro rata share, measured at the time of receipt of proceeds of business interruption insurance, based upon a fraction the numerator of which is the outstanding principal balance of the obligations under the New Term Loan Facility at such time and the denominator of which is the sum of the outstanding principal balance of the Obligations under the Revolving Credit Facility at such time and the outstanding principal balance of the obligations under the New Term Loan Facility at such time.

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Notwithstanding the foregoing, the term "Term Priority Collateral" shall not include any assets included in the definition of the term "ABL Priority Collateral"; provided further that, notwithstanding the foregoing, with respect to capital stock or other equity interests of any Non-US subsidiary that is not joined as a Loan Party, so long as a pledge of greater than 65% of the outstanding voting shares of capital stock or other equity interests of such subsidiary would cause material adverse tax consequences (as mutually agreed by the Company and the Agent), the pledge of the capital stock and other equity interests of such subsidiary required to be made to the Agent to secure the Financing Facility shall be limited to 65% of the outstanding voting, and 100% of the outstanding non-voting, shares of capital stock and other equity interests in such subsidiary. Each Loan Party that is a Non-US Subsidiary shall execute and deliver guaranty and security documents governed by the laws of the jurisdiction in which such Non-US Subsidiary is organized and the Loan Party that owns the capital stock or other equity interests of such Non-US Subsidiary shall execute and deliver a share pledge governed by the laws of the jurisdiction in which such Non-US Subsidiary is organized, in each case in form and substance satisfactory to the Agent. With respect to a Guarantor organized under the laws of Israel, such Guarantor shall provide a floating pledge over all assets such Guarantor and a fixed pledge over patents and other intellectual property, tangible property and additional defined assets and property, in each case in form and substance satisfactory to the Agent.

It shall be a condition precedent to the closing and effectiveness of the Revolving Credit Facility that Agent and the agent/lenders under the New Term Loan Facility enter into a customary “split-lien” intercreditor agreement, in form and substance reasonably satisfactory to the Agent (the “Intercreditor Agreement”).

Fee Structure:

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Deposit Fee:
$50,000, which was paid to Agent prior to the execution and delivery of this Commitment Letter in connection with the execution of a prior proposal letter for the Revolving Credit Facility, of which the sum of $3,500.00 shall be applied as an underwriting/due diligence process fee. In the event that the Borrower does not accept PNC Bank’s commitment or requests PNC Bank to cease work on the Revolving Credit Facility or otherwise proceeds with a similar financing transaction with another lender or financing source, the Deposit Fee will be deemed earned in its entirety. The Borrower shall pay all reasonable and documented costs and expenses incurred by PNC Bank, including fees and expenses of PNC Bank’s outside counsel (including, as necessary, of one local counsel to Agent in Israel and each other relevant local/foreign jurisdiction) as well as the costs of providing PNC Bank with such audits, financial reports and other documents as may be requested in connection with the credit and due diligence investigation and the costs and expenses of the filing and recording of UCC filings and other security interests, regardless of whether the aggregate amount of such costs and expenses exceed the amount of the initial Deposit Fee. Because PNC Bank will incur these expenses even if no commitment is issued or credit approval received, or if the Credit Facility is not consummated for any reason, this expense reimbursement agreement is unconditional.

Commitment Fee:
$100,000 earned upon Borrower’s acceptance of this commitment letter and payable at the earlier of (x) closing, (y) termination of such commitment letter (other than a termination hereof by Borrower upon default by PNC Bank hereunder, in accordance with the terms hereof) or (z) expiration of this commitment letter without closing (other than any such termination occurring as a result of a failure of PNC Bank to close in breach of its commitment obligations thereunder). The Commitment Fee shall be non-refundable.

Closing Fee:
$187,500, equal to 0.375% of the Total Financing. The (x) Deposit Fee, as set forth above, less Expenses, and (y) Commitment Fee shall each be credited to the Closing Fee, which shall be due and payable on the closing date/effective date under the Revolving Credit Facility.

Facility Fee:
0.50% per annum on the unused portion of the Revolving Credit Facility. This fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed and will be payable quarterly in arrears.
If Borrower maintains at least $20,000,000 on deposit with PNC Bank at all times during a quarterly period, then facility fee will be calculated as 0.375% per annum on the unused portion of the Revolving Credit Facility.

Collateral Monitoring Fee:	$2,000 per month.
Field Examinations:
Field examinations will be charged at PNC’s applicable rate, which for examinations performed by PNC is currently a rate of $1,250 per person- day (based on an eight (8) hour day), plus expenses and administrative fees.

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Monthly Float Charge:
During any Cash Dominion Period (as defined below) only, a monthly float charge payable to the Agent equal to the product of (a) the Domestic Base Rate for one (1) business day, multiplied by (b) the face amount of all items of payment received during the prior month (payable monthly in arrears)

Expenses and Indemnification:[1]
Following the closing date/effective date under the Revolving Credit Facility, the Borrower shall reimburse
(a)all reasonable and documented out-of-pocket expenses of the Agent associated with the preparation, execution, delivery, and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, as necessary, of one local counsel to Agent in Israel and each other relevant local/foreign jurisdiction),
(b)all reasonable and documented out-of-pocket expenses of the Agent and the Lenders (limited, in the case of legal fees and expenses of Lenders other than the Agent, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Lenders, taken as a whole (but including, as necessary, of one local counsel in Israel and each other relevant foreign/local jurisdiction to such persons, taken as a whole) in connection with the enforcement of the Credit Documentation.

The Finance Parties (and their respective affiliates and controlling persons (and their respective officers, directors, employees, partners, agents, advisors and other representatives) (each, an “Indemnified Person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the Credit Facility or the use or the proposed use of proceeds thereof, except, in the case of any Indemnified Person, to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) the gross negligence, bad faith or willful misconduct of such Indemnified Person, or a material breach of any obligations of such Indemnified Person under the Loan Documents or (b) any dispute solely among the Indemnified Persons (other than any claims against an Indemnified Person in its capacity as the Agent) that does not arise out of any act or omission of the Borrower, any of its Subsidiaries or any of its respective affiliates.
.

1 NTD: Documentation and tax gross-up provisions with respect to U.S. taxes to be consistent with approach in LSTA model credit agreement.

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Treasury Management and Springing Cash Dominion:
Within 150 days following the closing date/effective date under the Revolving Credit Facility, US Loan Parties shall establish and at all times thereafter maintain a cash management system in form and substance reasonably satisfactory to Agent, at PNC Bank as Loan Parties’ primary U.S. cash management bank including (x) separate/dedicated collections accounts for cash collections/remittances on accounts receivable and other proceeds of collateral and (y) separate accounts for disbursements/operating uses. US Loan Parties shall direct all customers to make payments/remittances in respect of Accounts Receivable to the collections accounts described in the preceding clause (x) (and/or to lockboxes associated therewith), and during any Cash Dominion Period, all funds in such collections accounts/lockboxes shall be transferred to Agent and applied to the Revolving Loans and other obligations on a daily basis .
Within 150 days for deposit accounts with maintained banks other than Agent, obtain control agreements, in form and substance reasonably acceptable to Agent, by the banks at which such accounts are maintained.
Borrower’s cash collections/remittances on accounts receivable and other proceeds of collateral shall be subject to conditional springing dominion. All amounts received by Agent in the concentration or other collection accounts and any other blocked accounts established by the Borrower at any time when a conditional springing cash dominion period shall be in effect shall be applied by the Agent to the obligations under the Credit Facility.
Within 90 days following the closing date, the Borrower shall move (and shall thereafter maintain) at least $20,000,000 into deposit accounts with PNC.
For the purpose of computing collateral availability, customer remittances shall be credited to the Borrower’s loan account on the next Business Day after the Business Day on which such item of payment is received by Agent.
For the purpose of computing interest and other charges, all items of payment received by Agent through the collections accounts of Borrower during any conditional springing cash dominion period shall be deemed applied by Agent on the next Business Day after the Business Day on which such item of payment is received by Agent.

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“Cash Dominion Period” means (a) the period from the date Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $6.25 million, in either case for 3) consecutive business days, to the date Availability shall have been at least equal to the greater of (x) 12.5% of the Line Cap and (y) $6.25 million for 30 consecutive calendar days, or (b) upon the occurrence of and during the continuation of any Specified Default (as defined below).

“Specified Default” shall mean any payment or bankruptcy event of default, a failure to deliver a Borrowing Base Certificate/related collateral reporting, annual financial statements and related compliance certificate, or quarterly financing statements and related compliance certificate when due (subject to a five (5) business days’ grace period which may not be utilized more than two (2) times in any twelve consecutive fiscal month period) or any event of default arising from a breach of either or both of the Financial Covenants, any breach of the negative covenants regarding indebtedness, liens, investments, or sales of assets arising from any voluntary action of the Loan Parties, or any event of default arising from a breach of the “Cash Management” provisions set forth above.

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Conditions Precedent
The closing under and effectiveness of the Revolving Credit Facility shall be subject to the satisfaction (or waiver) of solely the following conditions.

1.    Each Loan Party shall have executed and delivered the Credit Documentation to which it is a party (including all promissory note(s) and security/pledge agreements requested by Agent), and PNC Bank shall have received the following closing documentation:
a. customary closing certificates, solvency/financial conditions certificates, legal opinions (including customary legal opinions with respect to the laws of Israel, with respect to any Non-US Subsidiaries that are Loan Parties and the creation and perfection of liens, mortgages, and other security interests on the assets thereof), “secretary’s certificates”, corporate documents and resolutions/evidence of authority for the Loan Parties,
b. customary certificate issued by the Loan Parties’ insurance brokers regarding Loan Parties’ liability insurance, property/casualty insurance, and business interruption insurance policies, each issued to Agent as additional insured and/or lender loss payee, as applicable, and customary formal endorsements issued by the applicable insurers regarding Loan Parties’ liability insurance, property/casualty insurance, and business interruption insurance policies, each issued to Agent as additional insured and/or lender loss payee, as applicable
c. evidence that the original stock certificates (together with corresponding stock powers/instruments of transfer executed in blank and undated) have been or are concurrently being delivered to the agent/lenders under the New Term Loan Facility
d. A Borrowing Base Certificate as of September 30, 2022 (or, if the Closing Date occurs after November 30, 2022, a Borrowing Base Certificate dated no more than sixty (60) days prior to the Closing Date), evidencing Excess Availability under the Revolving Credit Facility (“Excess Availability” as of any date is the amount equal to (1) the Line Cap as of such date minus (2) Total Revolving Outstandings as of such date) as of the Closing Date after giving effect to the Transactions of not less than $35 million
2.    The representations and warranties as set forth in the final Credit Documentation shall be true and correct in all material respects (or, in the case of any such representation or warranty that is already qualified by or subject to a materiality qualification (including any qualification as to the absence of any “material adverse effect”, “material adverse change” or similar term or qualification) in all respect) as of the closing date/effective date (or, in the case of any such representation or warranty made as of or with relation to any specified earlier date, as of such earlier date.

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3.    The final credit documentation for the New Term Loan Facility shall be reasonably satisfactory, in form and substance, to Agent, and the closing/effectiveness of the New Term Loan Facility and the funding of term loans thereunder in a gross amount not less than $55 million shall occur substantially contemporaneously with the closing under and effectiveness of the Revolving Credit Facility
4.     Agent and the agent/lenders under the New Term Loan Facility shall have entered into the Intercreditor Agreement.
5.    [Reserved].
6.    there has not been a Material Adverse Effect (as defined below).
7.    All documents and instruments necessary to establish that the Agent will have perfected security interests (with the priority set forth above) (subject to liens permitted under the relevant Credit Documentation) in the Collateral under the Credit Facility shall have been executed (to the extent applicable) and delivered to the Agent and, if applicable, be in proper form for filing.
8.    The closing fee (as set forth above) and all Expenses shall have been paid.
9.    The Agent shall have received and be reasonably satisfied with, at least three (3) business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and any applicable UK/Netherlands/EU “know your customer”, sanctions, anti-terrorism, and anti-money laundering laws, that has been reasonably requested by any Lender in writing at least ten (10) business days in advance of the Closing Date, including a Certificate of Beneficial Ownership as to each Loan Party.
10. Borrower shall have established at least one collections account and one disbursement account with PNC Bank.
11. Agent shall have received a copy of a fully executed payoff letter with respect to the 2022 Convertible Notes, providing for a payoff figure through the date that is five (5) Business Days after the closing date/effective date under the Revolving Credit Facility (or an earlier date with a per diem good through the date that is five (5) Business Days after the closing date/effective date under the Revolving Credit Facility), in form and substance reasonably satisfactory to Agent.

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12. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or Subsidiary or against the officers or directors of any Borrower or Subsidiary (A) in connection with this the Revolving Credit Facility, the New Term Loan Facility, or any of the Transactions, and which, in the reasonable opinion of Agent, is deemed material or (B) which was commenced or first threatened in writing after the date of this commitment letter which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or Subsidiary or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body.

13. Receipt and satisfactory review of the quarterly financial statements for the Company and its consolidated Subsidiaries as of September 30, 2022.

Except as otherwise provided in the Credit Documentation, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles in the U.S. (“GAAP”).

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Representations and Warranties:
Customary for a syndicated asset-based revolving credit facility of the size of the Revolving Credit Facility (which representations and warranties will be subject to customary qualifications and limitations to be agreed between the Borrower and the Agent, including customary qualifications by reference to schedules reasonably acceptable to Agent), including customary representations and warranties with respect to: organizational existence, organizational power and authority; due authorization, execution and delivery of the Credit Documentation; enforceability of the Credit Documentation; no Material Adverse Effect; no conflicts of the Credit Documentation with applicable law, organizational documents or contractual obligations; certain historical financial statements, financial statements for periods ended after the Closing Date; capitalization of subsidiaries as of the Closing Date; compliance with law (including, without limitation, OSHA); governmental approvals and consents; ERISA and labor matters; environmental matters; litigation; ownership of property; taxes; Federal Reserve margin regulations; Investment Company Act; accuracy of disclosure as of the Closing Date; solvency of the Borrower and its Subsidiaries, taken as a whole, the creation, validity, perfection and priority of security interests (provided that the representations and warranties and covenants under the Credit Documentation shall include customary “Permitted Liens/Permitted Encumbrances” definitions); intellectual property; licenses and permits; defaults under third-party indebtedness; absence of defaults or events of default; material contracts, matters relating to beneficial ownership of the Loan Parties; absence of burdensome contract restrictions; compliance with FCPA, OFAC, the PATRIOT Act, and other applicable anti-terrorism and anti-money laundering laws.
Without in any way limiting the foregoing or any other provision of this Commitment Letter, the Credit Documentation shall include all representations and warranties and covenants set forth in the New Term Loan Facility to the extent applicable to a revolving loan facility
The foregoing representations and warranties shall apply to the Borrower and its Subsidiaries .
“Material Adverse Effect” means a material adverse effect on (i) the financial condition, results of operations, assets, business, or properties, in each case, of the Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Agent under the Credit Documentation or the ability of the Agent to obtain practical realization of the benefits of such rights and remedies (taken as a whole), (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Credit Documentation, or (iv) the value of the Collateral (taken as a whole) or Agent’s Liens on any material portion of the Collateral or the priority (subject to the Intercreditor Agreement) of any such Lien on a material portion of the Collateral.

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The representations and warranties and covenants contained in the final Credit Documentation regarding matters such as anti-money laundering laws, anti-terrorism laws, and sanctions shall include the following defined terms:

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” shall mean any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b.

“Covered Entity” means (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Reportable Compliance Event” shall mean that (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused or may cause the Lenders or Agent to be in violation of any Anti-Terrorism Law, including a Covered Entity’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; (3) any Collateral becomes Embargoed Property; or (4) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the applicable representations, warranties, and covenants set forth in the final Credit Documentation regarding such matters.

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“Sanctioned Jurisdiction” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Body of a jurisdiction whose laws apply to this Agreement.

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Affirmative Covenants:
Customary for a syndicated asset-based revolving credit facility of the size of the Revolving Credit Facility (which covenants will be subject to customary carve-out and baskets to be agreed between the Borrower and the Agent), including:
(a) delivery of annual audited financial statements of Holdings and its Subsidiaries on a consolidated and consolidating basis, including, but not limited to, statements of income and stockholders’ equity and cash flow and calculations of Consolidated Debt Service Earnings (provided that consolidating statements of cash flows shall not be required) from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, within one hundred twenty (120) days of the end of each fiscal year, accompanied by (i) a certificate of compliance from the chief financial officer or similar senior financial officer of the Company a written report summarizing all material variances from the most recently delivered annual budget and a discussion and analysis by management with respect to such variances, and (ii) an opinion of a nationally-recognized independent accounting firm that is not subject to any qualification, including but not limited to (A) any “going concern” qualification (other than a "going concern" qualification resulting from the maturity of any indebtedness within the four (4) fiscal quarter period following the relevant audit opinion or the breach or anticipated breach of any financial covenant) or (B) any qualification as to the scope of the relevant audit,
(b) delivery of quarterly unaudited financial statements of the Company and its Subsidiaries on a consolidated and consolidating basis for each fiscal quarters of each fiscal year within forty-five (45) days of the end of each fiscal quarter, including (i) an unaudited balance sheet of the Company and its Subsidiaries on a consolidated and consolidating basis, (ii) unaudited statements of income and stockholders’ equity and cash flow and calculations of Consolidated Debt Service Earnings on a consolidated and consolidating basis (provided that consolidating statements of cash flows shall not be required) reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, accompanied by a certificate of compliance from the chief financial officer or similar senior financial officer of the Company and a written report summarizing all material variances from the most recently delivered annual budget and a discussion and analysis by management with respect to such variances,

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(c) delivery within thirty (30) days after each month unaudited financial statements of Holdings and its Subsidiaries on a consolidated and consolidating basis, including ((i) an unaudited balance sheet of the Company and its Subsidiaries on a consolidated and consolidating basis, (ii) unaudited statements of income and stockholders’ equity and cash flow on a consolidated and consolidating basis and calculations of Consolidated Debt Service Earnings (provided that consolidating statements of cash flows shall not be required) reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, certified as true and correct in all material respects and fairly representing the financial condition and performance of the Company and its Subsidiaries by the chief financial officer or similar senior financial officer of the Company,
(d) delivery of an annual budget within sixty (60) days after the beginning of each fiscal year,
(e) (x) delivery of Borrowing Base Certificates as described above, and (y) delivery of other customary asset-based lending reporting requirements, each under this clause (y) as of the last day of the applicable month, within twenty (20) days after the end of each month (or, for the first three (3) months after the Closing Date, thirty (30) days after the end of each month),
(f) delivery, contemporaneously with delivery thereof to the agent/lenders under the New Term Loan Facility, of all other financial statements, financial reports, KPI’s, and forecasts/projections required from time to time under the New Term Loan Facility,
(g) the right of the Agent to inspect property and books and records and conduct field examinations,, including the right of the Agent and its representatives to conduct, at the Borrower’s expense, (i) two (2) field examinations per fiscal year, and (ii) unlimited field examinations after the occurrence and during the continuance of an Event of Default (it being understood and agreed that the initial field examination obtained/conducted by Agent prior to the closing under and effectiveness of the Revolving Credit Facility not be counted towards any of the limits otherwise provided for in this clause (f)); provided that, notwithstanding the foregoing, in the event of any acquisition in accordance with the terms of the Credit Documentation, Agent and its representatives shall have the right to conduct, at Borrower’s expense, a field examination with respect to each Person acquired that is required to become a Loan Party and/or the assets acquired in such acquisition by any Loan Party or Person that is required to become a Loan Party, and any such field examination appraisal in connection with such an acquisition shall not be counted towards any of the limits otherwise provided for in this clause (f),

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(h) provision of other information reasonably requested,
(i) provision of notices of events of default and certain other material events,
(j) payment of taxes, indebtedness, and lease obligations,
(k) preservation of existence,
(l) maintenance of material properties (other than ordinary wear and tear, casualty and condemnation and certain other exceptions),
 (m) maintenance of adequate insurance,
(n) compliance with laws,
(o) keeping of adequate books and records,
(p) material changes in nature of business,
(q) changes in fiscal year,
(r) use of proceeds,
(s) limitations on transactions with affiliates,
(t) covenant to guarantee obligations and give security and further assurances,
(u) environmental matters,
(v) delivery of beneficial ownership certificates,
(w) compliance with FCPA, OFAC, the PATRIOT Act, and other applicable anti-terrorism and anti-money laundering laws and laws regarding embargoed property, and
(x) Within 5 Business Days of the closing date, evidence of repayment in full of the 2022 Convertible Debt (both principal and interest), including delivery of a letter confirming the repayment, if requested by the Agent. Revolving Credit Facility shall remain undrawn/unused until such repayment has occurred

Financial Covenants:
Limited to (collectively, the “Financial Covenants”):
A springing minimum Fixed Charge Coverage Ratio of 1.10 to 1.00, tested quarterly as of the last day of each fiscal quarter (beginning with the fiscal quarter ending March 31, 2023) for the trailing twelve month rolling fiscal measurement period then ended; provided that, such Fixed Charge Coverage Ratio shall only be tested/such covenant shall only apply at the end of any fiscal quarter if the Liquidity of Loan Parties for any day during such fiscal quarter will less than $20 million.
An at-all-times covenant for Loan Parties to maintain not less than $15 million in Liquidity.

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“Liquidity” means, as of any date of determination, the sum of (1) Excess Availability as of such date plus (2) the aggregate amount of unrestricted cash and cash equivalents of the Loan Parties held in deposit accounts in the United States maintained with Agent.
“Fixed Charge Coverage Ratio” shall be defined as the ratio for any period of (a) Consolidated Debt Service Earnings for such period minus (i) non-financed capital expenditures for such period, minus (iii) tax distributions and income taxes paid in cash during such period, to (b) the sum of, without duplication, (i) all principal of Indebtedness scheduled to be paid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense for such period payable in cash; plus (iii) any restricted payments made in cash during such period; provided that, in the event that any of the foregoing amounts in clause (b) are not actually paid in cash during the period in which such amount is scheduled or required to be paid, such amount shall be included in clause (b) for such period and not for any subsequent period in which such amount is actually paid. (For the avoidance of doubt, the repayment in full of (i) the obligations pursuant to the Loan, Guaranty and Security Agreement, dated as of November 17, 2021, by and between, Bank of America, N.A., a national banking association and the Company, as borrower thereunder and (ii) the 2022 Convertible Notes shall not be included in any calculation of the Fixed Charge Coverage Ratio.
“Consolidated Debt Service Earnings” shall mean, with respect to the Company and its consolidated Subsidiaries for any period, the sum of net income (or loss) for such period, plus:
(a) without duplication and to the extent already deducted (and not added back) in calculating such net income, the sum of the following amounts for such period:
(i) Consolidated Net Interest Expense;

(ii) taxes based on gross receipts or income or profits or capital, plus franchise or similar taxes and foreign withholding taxes (or distributions in respect thereof);
(iii) depreciation;
(iv) amortization;
(v) other non-cash charges, excluding any non-cash charges representing any write-down of Accounts Receivable (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Debt Service Earnings to such extent);;

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(vi) non-recurring fees and expenses expensed during such period and actually paid in cash by any such Person in connection with the Transactions in an aggregate amount of not greater than an amount to be mutually and reasonably agreed (provided, however, that such non-recurring fees and expenses shall have been paid within 120 days of the Closing Date);

(vii) add-backs to Consolidated Debt Service Earnings for the Company and its consolidated Subsidiaries in respect of amounts expensed during such period with respect to legal settlements in connection with disputes between the Company and each of Albertson Companies, Inc. and Catalina Marketing Corp. in an amount not to exceed [$To Be Mutually and Reasonably Agreed] for all such addbacks over all periods in the aggregate over the life of the deal; and

(viii) restructuring or severance charges, legal settlements/judgments and associated fees and expenses (excluding any charges of the type described/provided for in clause (a)(vii) immediately above) , and costs incurred to respond to shareholder activism, provided that all such addbacks must be supported by evidence reasonably satisfactory to Agent, and provided further that, the amount added back pursuant to this clause (a)(viii) shall not exceed 10% of Consolidated Debt Service Earnings for such period (calculated prior to giving effect to the addbacks in this clause (a)(viii);

(ix) all extraordinary or unusual non-recurring charges, costs or expenses (excluding any restructuring or severance charges, legal settlements/judgments and associated fees and expenses, and costs incurred in response to shareholder activism of the type described/provided for in clause (a)(vii) and (a)(viii) above) subject to a cap to be agreed; provided that all such addbacks must be supported by evidence (including evidence as to their extraordinary/ unusual and non-recurring nature) reasonably satisfactory to Agent; and

(x) notwithstanding the foregoing, it is agreed that for all purposes hereunder (including the calculation of the Fixed Charge Ratio) for any period that includes the fiscal quarters ended June 30, 2022, Consolidated Debt Service Earnings for the Company and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2022 shall be deemed to be $[To Be Mutually and Reasonably Agreed].

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minus

(b) without duplication and to the extent already included (and not subtracted out) in calculating such net income, the sum of the following amounts for such period

(1)interest income;
(2)non-cash income or gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or cash reserve for an anticipated cash item that reduced (and not added back) to net income or Consolidated Debt Service Earnings in any prior period);
(3)all extraordinary or unusual non-recurring income or gains, including without limitation gains relating to asset dispositions or the sale or disposition of any equity interest of any person, other than in the ordinary course of business
“Consolidated Net Interest Expense” for any period shall be defined as (a) gross interest expense for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to affiliates), less (b) the sum of (i) interest income for such period and (ii) gains for such period on hedging agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on hedging agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period in the case of any transaction including any voluntary prepayment of the New Term Loan Facility or any other applicable Indebtedness associated with hedging agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

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Negative Covenants:
Customary for a syndicated asset-based revolving credit facility of the size of the Revolving Credit Facility (which covenants will be subject to customary carve-out and baskets to be agreed between the Borrower and the Agent), including

(a) Limitation on non-ordinary course dispositions of assets with a fair market value in excess of de minimis amounts (per transaction and annually) to be mutually agreed;
(b) Limitation on mergers, consolidations, liquidations and dissolutions;
(c) Limitations on dividends or other distributions with respect to any equity interests in the Borrower or any Subsidiary (excluding, for the avoidance of doubt, dividends/distributions from Subsidiaries to Loan Parties or from Loan Parties to Loan Parties and dividends/distributions payable solely in the capital stock of the Company) or any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any equity interest in the Borrower or any Subsidiary or any other right to acquire any such equity interests in the Borrower or any Subsidiary (collectively, “Restricted Payments”) and limitations optional prepayments, redemptions or repurchases in respect of principal outstanding under the New Term Loan Facility or any other third-party indebtedness in excess of the threshold for cross-default Events of Default (subject to exceptions to be agreed (including compliance with the Payment Conditions (as defined below)) (excluding, for the avoidance of doubt, regularly scheduled payments of interest and principal, mandatory prepayments of interest and principal, and ordinary course payments of fees, expenses and indemnification obligations, in each case under or pursuant to the New Term Loan Facility) (any such prepayment, redemption or repurchase a “Restricted Debt Payment”);
(d) Limitation on indebtedness;
(e) Limitations on loans and investments , which shall (i) include a general basket for investments not in excess of an amount to be agreed in the aggregate subject to conditions/terms to be agreed (including compliance with the Payment Conditions), (ii) include Permitted Acquisitions subject to conditions/terms to be agreed (including compliance with the Payment Conditions and caps/baskets to be agreed for the aggregate consideration for any such acquisition and for all such acquisitions in the aggregate over the life of the deal) and (iii) include a basket for investments in non-Loan Party Subsidiaries subject to conditions/terms to be agreed (including compliance with the Payment Conditions and a basket/cap to be agreed for all such loan and investments under this clause (iii) outstanding at any one time);
(f) Limitation on liens, with baskets and exceptions for, among other things, liens securing permitted purchase money indebtedness and capital leases;

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(g) Limitation on transactions with affiliates (other than Loan Parties) with baskets and exceptions for (i) transactions with a fair market value not in excess of a de minimis amount to be mutually agreed, (ii) transactions expressly permitted by the Loan Documents (iii) transactions in the ordinary course of business upon terms no less favorable than would be obtained in a comparable arm’s length transaction with a non-affiliate (iii) payments of reasonable compensation and customary directors’ fees and indemnities and (iv) loans (or cancellation of loans) or advances to consultants, employees, officers or directors (subject to a basket and other conditions to be mutually agreed);
(h) Changes in business;
(i) Burdensome agreements (i.e. negative pledge clauses with respect to the Collateral and limitations on dividends and other distributions by Subsidiaries that are not Loan Parties);
(j) Limitation on changes to fiscal year;
(k) Limitation on amendments to organizational documents;
(l) Prohibitions on certain violations regarding FCPA, OFAC, the PATRIOT Act, and other applicable anti-terrorism and anti-money laundering laws; and
(n) Non-compliance with ERISA.
“Payment Conditions” shall mean, with respect to any applicable transaction:

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(a)no Event of Default shall exist prior to or after giving pro forma effect to the proposed transaction;

(b)after giving pro forma affect to the proposed transaction (and also after giving pro forma effect to any Revolving Loans being requested to fund any part of the proposed transaction, as though such Revolving Loans had been drawn on the 29th day prior to the date of the propose transactions), Loan Parties shall have both (1) Liquidity and (2) average Liquidity measured for the 30 day period ending on the proposed date of the proposed transaction of not less than $20,000,000 (or, in the case of any voluntary prepayment of principal under the New Term Loan Facility, $35,000,000);

(c)the case of any transaction including any voluntary prepayment of the New Term Loan Facility or any other applicable Indebtedness, after giving pro forma affect to the proposed transaction (and also after giving pro forma effect to any Revolving Loans being requested to fund any part of the proposed transaction, and to such proposed voluntary prepayment of the New Term Loan Facility or any other applicable Indebtedness as part of such transaction, as though such Revolving Loans has been drawn and such prepayment of the New Term Loan Facility had been made, on the first day of the trailing twelve month period ending on the applicable Testing Date (as defined below)), the Company and its consolidated Subsidiaries shall (x) have a Fixed Charge Coverage Ratio, measured as of the applicable Test Date for the trailing twelve month rolling fiscal measurement period then ended, of not less than 1.10 to 1.00, and (y) be in compliance with the financial covenants under the New Term Loan Facility as of and/or for the applicable measurement period ending on the applicable Test Date. The “Test Date” in the case of any such proposed transaction shall be the fiscal quarter of the Company most recently ended for which the quarterly financial statements and related certificates/reporting required to be delivered by the Loan Parties under the Credit Facility have actually been delivered; and

(d)Delivery of a certificate to Agent giving notice of the intention to make such transaction and certifying (with appropriate evidence/calculations) compliance with the foregoing requirements.

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Events of Default:
Customary for a syndicated asset-based revolving credit facility of the size of the Revolving Credit Facility, with customary exceptions, cure periods and baskets to be agreed, including but not limited, to the following:
1)Any non-payment when due of interest and/or principal of any advance, loan or drawing under the Credit Facility, or any fee thereunder. Payment defaults to include failure to immediately repay any “overadvances” (i.e., Total Revolving Outstandings in excess of the Line Cap)
2)Any breach in any material respect (or, in the case of (x) representations regarding compliance with OFAC/PATRIOT ACT/FCPA/anti-terrorism/anti-money laundering laws and other applicable anti-terrorism and anti-money laundering laws, and (y) representations already qualified as to materiality or Material Adverse Effect, any respect) of any representation or warranty when made.
3)Failure to provide financial information/financial statements, Borrowing Base Certificate, or other collateral reporting when due.
4)Any violation in any respect of any affirmative or negative covenant (subject, in the case of breaches of affirmative covenants (with certain exceptions (specifically including the affirmative covenant regarding repayment of the 2022 Convertible Notes and affirmative covenants regarding cash management/cash dominion), to a grace period (to be mutually and reasonably agreed) following the earlier of written notice from the Agent or Loan Parties’ knowledge thereof).
5)Any of the security interest or liens granted by the Collateral Documents ceases to be valid, binding, and enforceable first priority security interest.
6)Any default related to other material indebtedness by the Borrower which has continued beyond the grace period or for a period of time sufficient to permit the acceleration of such indebtedness.
7)Any bankruptcy, insolvency, reorganization, attachment, receivership, or similar proceeding shall be instituted by or against the Borrower or any Guarantor or other Subsidiary.
8)Any judgment or judgments in the aggregate for the payment of money in excess of $500,000 (net of any insurance coverage) shall be rendered against the Borrower unless the same shall be contested in good faith, and the Borrower establishes reserves satisfactory to Agent.
9)Certain ERISA events.
10)actual (or assertion by a Loan Party in writing of the) invalidity of the Credit Documentation, any security agreement, any Guaranty, breach of or challenge by any guarantor or pledge as to any guaranty, guarantor security agreement, or pledge agreement.
11)change of control.
12)loss of lien priority.

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Voting:	Customary for a syndicated asset-based revolving credit facility . Required Lenders to be defined as Lenders holding more than 50% of the Revolving Credit Commitments (but, if there is more than one Lender, including at least two (2) Lenders (with all affiliated Lenders counted as one Lender for this purpose)
Defaulting Lenders:
The Credit Documentation will contain customary limitations on and protections with respect to “defaulting” Lenders, including, but not limited to, non-payment/escrow of amounts owed to any such defaulting Lender to secure its obligations (including its obligation, if any, to fund Loans and to purchase participations in applicable Letters of Credit), exclusion for purposes of voting, and customary cash collateralization of Letters of Credit participations for so long as such Lender is a “defaulting” Lender (after automatic reallocation of Letters of Credit participations among applicable non-defaulting Lenders holding Revolving Credit Commitments up to an amount such that the applicable Revolving Credit Facility exposure of such non-defaulting Lenders holding Revolving Credit Commitments does not exceed their applicable Revolving Credit Commitments).

Assignments and Participations:
The Lenders shall be permitted to assign all or a portion of their commitments to any person (other than to (a) any natural person and (b) the Borrower (or any affiliate thereof)) with the consent of (i) the Borrower (not to be unreasonably withheld, conditioned or delayed) and such consent not to be required during an Event of Default and (ii) the Agent (not to be unreasonably withheld, conditioned or delayed). In the case of partial assignments (other than to another Lender or an affiliate of an Lender), the minimum assignment amount shall be $5.0 million unless otherwise agreed by the Borrower and the Agent. The Agent shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Agent) in connection with all assignments.

The Lenders shall also have the right to sell participations in their Loans to other persons. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions.
Pledges of Revolving Loans by a Lender to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, shall be permitted without restriction.
Governing Law and Forum:	New York; provided, that any Credit Documentation that governs security interests and lien in any Collateral located outside the United States (including, in the case of any Loan Party/Subsidiary organized under the laws of Israel any capital stock issued by such entity which is included in the Collateral), shall be governed by the laws of the jurisdiction in which such security interest and/or lien is intended to be created or perfected (subject to the terms hereof).
Counsel to the Agent:	Blank Rome LLP.

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